Exhibit 99.1

Steel Excel Announces Completion of Acquisition of Sun Well Service

San Ramon, CA, May 31, 2012 – Steel Excel Inc. (Other OTC:SXCL.PK) (“Steel Excel” or the “Company”) today announced that it has completed its previously announced acquisition of Sun Well Service, Inc. (“Sun Well”), the operating subsidiary of BNS Holding, Inc. (Other OTC:BNSSA.PK) (“BNS”). Sun Well is a provider of premium well services to oil and gas exploration and production companies operating in the Williston Basin in North Dakota and Montana.

The acquisition price for Sun Well was paid through the issuance of 2,027,500 shares of the Company’s common stock, valued at $60,825,000, or $30 per share, and approximately $7.9 million of cash. Additionally, debt of approximately $17.6 million owed by Sun Well will remain outstanding.

Following the closing of the transaction, Steel Excel intends to combine the operations of Well Services Ltd., the Company’s wholly-owned subsidiary that is a leader in the oilfield services industry in the Bakken basin, with the operations of Sun Well under the direction of the current Sun Well management team. The combined company will operate going forward out of the new Sun Well facility in Williston, North Dakota under the Sun Well name. The Sun Well operations will have 36 work over rigs immediately operating in the Bakken.

Affiliates of Steel Partners Holdings L.P. (the “Steel Parties”) owned approximately 40% of the stock of the Company and 85% of the stock of BNS at the time the parties entered into the acquisition agreement. Thereafter, the Steel Parties acquired additional shares in the open market, as permitted by the agreement, and following the closing the Steel Parties own approximately 51.17% of the outstanding common stock of the Company.

ABOUT STEEL EXCEL

Steel Excel's business is to identify and acquire profitable business operations in which it can utilize its existing working capital and maximize the use of Steel Excel’s net operating losses. The identification of new business operations includes, but is not limited to, businesses in the oilfield services, sports, training, education, entertainment and lifestyle industries. More information is available at the Company’s website: www.steelexcel.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Steel Excel, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include, but are not limited to: Steel Excel’s ability to consolidate and manage its newly acquired businesses; failure to achieve expected cost savings and other synergies from acquisitions; Steel Excel's ability to identify suitable acquisition candidates or business and investment opportunities; the ability to realize the benefits of Steel Excel’s net tax operating losses; the possibility of being deemed an investment company under the Investment Company Act of 1940, as amended, which may make it difficult to complete future business combinations or acquisitions; the potential need to record impairment charges for marketable securities based on current market conditions; fluctuations in demand for Steel Excel’s services; operating risks inherent in the oilfield services industry; environmental and other health and safety laws and regulations, including those relating to climate change; general economic conditions and our expected liquidity in future periods. For a more complete discussion of risks related to Steel Excel’s business, reference is made to the section titled “Risk Factors” included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 on file with the Securities and Exchange Commission. Except as required by law, Steel Excel assumes no obligation to update any forward-looking information that is included in this release.

Steel Excel Inc.
Investor Relations, 408-957-7811
Investor_Relations@steelexcel.com